[LOGO]              SUN LIFE ASSURANCE
                    COMPANY OF CANADA (U.S.)
                    A member of Sun Financial Group


FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

Insured                                                John Doe

Policy Number                                          VL0000001


This Policy is a legal contract in which We,           Sun Signed at Wellesley Hills, Massachusetts, on
Life Assurance Company of Canada (U.S.),               the Issue Date.
promise to provide the kind of insurance
described below.  Upon death of the Insured prior to
Maturity, We agree to pay the Beneficiary such
amounts as then become due and payable.  Until
that time, We agree to provide You, as Owner, the      Donald A. Stewart, President
other rights and benefits of the Policy.  These
rights and benefits are subject to the provisions on
the pages which follow.

                                                       Margaret S. Mead, Secretary


THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AS DESCRIBED IN SECTION 8.

THE ACCOUNT VALUE IN EACH SUB-ACCOUNT OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THAT SUB-ACCOUNT OF THE VARIABLE ACCOUNT. THERE IS NO MINIMUM GUARANTEED ACCOUNT VALUE FOR AMOUNTS IN THE SUB-ACCOUNTS OF THE VARIABLE ACCOUNT.

THE POLICY PROCEEDS ARE PAYABLE AT THE DEATH OF THE INSURED PRIOR TO MATURITY AND WHILE THE POLICY IS IN FORCE. THE CASH SURRENDER VALUE, IF ANY, IS PAYABLE ON THE DATE OF MATURITY.

THE POLICY DOES NOT PARTICIPATE IN DIVIDENDS.

FLEXIBLE PREMIUMS ARE PAYABLE DURING THE LIFETIME OF THE INSURED PRIOR TO MATURITY.

RIGHT TO RETURN POLICY.

PLEASE READ YOUR POLICY CAREFULLY. IF YOU ARE NOT SATISFIED WITH IT, YOU MAY RETURN IT BY DELIVERING OR MAILING IT TO US AT ONE SUN LIFE EXECUTIVE PARK,
ATTN: CORPORATE MARKETS, WELLESLEY HILLS, MASSACHUSETTS 02181, OR TO THE SALES REPRESENTATIVE THROUGH WHOM YOU PURCHASED THE POLICY WITHIN 20 DAYS FROM THE DATE OF RECEIPT OR WITHIN 45 DAYS AFTER THE APPLICATION IS SIGNED, WHICHEVER PERIOD ENDS LATER (THE "FREE LOOK PERIOD"). THE POLICY WILL THEN BE DEEMED VOID AS THOUGH IT HAD NEVER BEEN APPLIED FOR. YOU WILL RECEIVE A REFUND EQUAL TO THE SUM OF (1) THE DIFFERENCE BETWEEN ANY PREMIUM PAYMENTS MADE, INCLUDING FEES AND CHARGES, AND THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT, (2) THE VALUE OF THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT ON THE DATE THE CANCELLATION REQUEST IS RECEIVED BY THE COMPANY OR THE SALES REPRESENTATIVE THROUGH WHOM YOU PURCHASED THE POLICY, AND (3) ANY FEES OR CHARGES IMPOSED ON AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT.

                                TABLE OF CONTENTS

  1.  POLICY SPECIFICATIONS. . . . . . . . . . . . . . . . . . . . . . . Page 4a
  2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
        PER $1,000 OF NET AMOUNT AT RISK . . . . . . . . . . . . . . . . .Page 8
3. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Account Value. . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Anniversary. . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Application. . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Attained Age . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Cash Surrender Value . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Class. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Daily Risk Percentage. . . . . . . . . . . . . . . . . . . . . . .Page 9
        Due Proof. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Effective Date of Coverage . . . . . . . . . . . . . . . . . . . .Page 9
        Expense Charges Applied to Premium . . . . . . . . . . . . . . . .Page 9
        Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        General Account. . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Insured. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Investment Start Date. . . . . . . . . . . . . . . . . . . . . . .Page 9
        Issue Age. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Page 9
        Issue Date . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Loan Account . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Maturity . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Minimum Premium. . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Monthly Anniversary Day. . . . . . . . . . . . . . . . . . . . . Page 10
        Monthly Cost of Insurance. . . . . . . . . . . . . . . . . . . . Page 10
        Monthly Expense Charge . . . . . . . . . . . . . . . . . . . . . Page 10
        Mortality and Expense Risk Percentage. . . . . . . . . . . . . . Page 10
        Net Premium. . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Our Principal Office . . . . . . . . . . . . . . . . . . . . . . Page 10
        Owner. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Partial Surrender. . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Policy Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Policy Month . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Policy Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Policy Year. . . . . . . . . . . . . . . . . . . . . . . . . . . Page 10
        Premium. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        Sales Load Refund at Surrender . . . . . . . . . . . . . . . . . Page 11
        Service Center . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        Specified Face Amount. . . . . . . . . . . . . . . . . . . . . . Page 11
        Sub-Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        Target Premium . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        Unit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        Unit Value . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        Valuation Date . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        Valuation Period . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        Variable Account . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        We, Our and Us . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
        You and Your . . . . . . . . . . . . . . . . . . . . . . . . . . Page 11
4.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . Page 12
        Entire Contract. . . . . . . . . . . . . . . . . . . . . . . . . Page 12
        Alteration . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 12
        Modification . . . . . . . . . . . . . . . . . . . . . . . . . . Page 12
                          TABLE OF CONTENTS  (CONTINUED)

        Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . . Page 12
        Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 12
        Nonparticipating . . . . . . . . . . . . . . . . . . . . . . . . Page 12
        Misstatement of Age or Sex (Non-Unisex Policy) . . . . . . . . . Page 12
        Suicide. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 13
        Incontestability . . . . . . . . . . . . . . . . . . . . . . . . Page 13
        Report to Owner. . . . . . . . . . . . . . . . . . . . . . . . . Page 13
        Illustrations. . . . . . . . . . . . . . . . . . . . . . . . . . Page 13
5.  RIGHTS OF OWNERS AND BENEFICIARIES . . . . . . . . . . . . . . . . . Page 14
        Rights of Owner. . . . . . . . . . . . . . . . . . . . . . . . . Page 14
        Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 14
        Rights of Beneficiary. . . . . . . . . . . . . . . . . . . . . . Page 14
6.  THE VARIABLE ACCOUNT . . . . . . . . . . . . . . . . . . . . . . . . Page 15
        Sub-Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . Page 15
        Addition, Deletion or Substitution of Investments. . . . . . . . Page 15
        Transfers Between Sub-Accounts . . . . . . . . . . . . . . . . . Page 15
7.  PREMIUMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 16
        Planned Periodic Premiums. . . . . . . . . . . . . . . . . . . . Page 16
        Premium. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 16
        Net Premiums . . . . . . . . . . . . . . . . . . . . . . . . . . Page 16
        Allocation of Net Premium. . . . . . . . . . . . . . . . . . . . Page 16
        Modified Endowment Contract. . . . . . . . . . . . . . . . . . . Page 17
8.  DEATH BENEFIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 17
        Death Benefit Compliance Test. . . . . . . . . . . . . . . . . . Page 17
        Death Benefit and Death Benefit Option . . . . . . . . . . . . . Page 17
        Changes in Specified Face Amount . . . . . . . . . . . . . . . . Page 18
        Decreases in Specified Face Amount . . . . . . . . . . . . . . . Page 18
        Increases in Specified Face Amount . . . . . . . . . . . . . . . Page 18
        Changes in the Death Benefit Option. . . . . . . . . . . . . . . Page 18
9.  ACCOUNT VALUE. . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 19
        Account Value. . . . . . . . . . . . . . . . . . . . . . . . . . Page 19
        Account Value in the Sub-Accounts. . . . . . . . . . . . . . . . Page 19
        Net Investment Factor. . . . . . . . . . . . . . . . . . . . . . Page 20
        Loan Account . . . . . . . . . . . . . . . . . . . . . . . . . . Page 21
        Daily Risk Percentage. . . . . . . . . . . . . . . . . . . . . . Page 21
        Monthly Expense Charge . . . . . . . . . . . . . . . . . . . . . Page 21
        Monthly Cost of Insurance. . . . . . . . . . . . . . . . . . . . Page 21
        Monthly Cost of Insurance Rates. . . . . . . . . . . . . . . . . Page 22
        Basis of Computation . . . . . . . . . . . . . . . . . . . . . . Page 22
        Insufficient Value . . . . . . . . . . . . . . . . . . . . . . . Page 22
        Grace Period . . . . . . . . . . . . . . . . . . . . . . . . . . Page 22
        Splitting Units. . . . . . . . . . . . . . . . . . . . . . . . . Page 22
10.  POLICY BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . . Page 23
        Benefits at Death. . . . . . . . . . . . . . . . . . . . . . . . Page 23
        Cash Surrender Value . . . . . . . . . . . . . . . . . . . . . . Page 23
        Surrender. . . . . . . . . . . . . . . . . . . . . . . . . . . . Page 23
        Partial Surrender. . . . . . . . . . . . . . . . . . . . . . . . Page 23
        Allocation of Partial Surrender. . . . . . . . . . . . . . . . . Page 23
        Policy Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . Page 23
        Deferral of Payment. . . . . . . . . . . . . . . . . . . . . . . Page 24
        Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . Page 24
RIDERS AND ENDORSEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
APPLICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                            1.  POLICY SPECIFICATIONS

Insured                              John Doe
Policy Number                        VL0000001
Office                               ABC Insurance Agency

Issue Age, Sex                       35 Male
Class                                Preferred - Guaranteed Issue




Specified Face Amount                                        $100,000
Additional Protection Benefit Rider Face Amount              $50,000
                                                             ---------
        Total Face Amount                                    $150,000

Minimum Total Face Amount                                    $50,000
Minimum Specified Face Amount                                $5,000

Minimum Premium                                              $990
Planned Periodic Premium                                     $1,400

Billing Period                                               Annual

Issue Date                                                   January 1, 1997

Maturity                                                     January 1, 2062

Currency                                                     United States Dollars

Owner                                                        XYZ Corporation

Beneficiary                                                  As stated in the Application
                                                             unless subsequently changed

Death Benefit Option                                         Option A:  Specified Face Amount

Death Benefit Compliance Test                                Guideline Premium

Variable Account
     Name                                                    G
     Securities & Exchange Commission
     Registration                                            Unit Investment Trust

     THE PLANNED PERIODIC PREMIUM SHOWN ABOVE MAY BE INSUFFICIENT TO CONTINUE COVERAGE TO MATURITY. THE PERIOD FOR WHICH THE POLICY WILL REMAIN IN FORCE
  DEPENDS ON THE AMOUNT AND TIMING OF PREMIUMS PAID, DEDUCTIONS FOR BENEFITS AND
     RIDERS, CHANGES IN THE SPECIFIED FACE AMOUNT AND DEATH BENEFIT OPTION,
       SUB-ACCOUNT PERFORMANCE, POLICY LOANS, PARTIAL SURRENDERS AND FEES.

Service Center: Andesa TPA, Inc., 1605 N. Cedar Crest Blvd., Suite 502, Allentown, Pennsylvania 18104-2351

                                                                         Page 4a


John Doe                                                     VL0000001

Expense Charges Applied to Premium

     Premium Tax                                             4.0% in all
                                                             Policy years

     DAC Tax                                                 1.25% in all
                                                             Policy years

     Sales Load

        Policy Years 1 through 7
        On Premium paid during the Policy Year up to and
        including Target                                     8.75%
        On Premium paid during the Policy Year in
        excess of Target                                     2.25%

        Policy Years 8 and after on all Premium              0%

Sales Load Refund at Surrender

        Policy Years 1 through 3
        On Premium paid during the Policy Year up to
        and including Target                                 6%
        On Premium paid during the Policy Year in
        excess of Target                                     2.25%

        Policy Years 4 and after on all Premium              0%

Target Premium                                               $3,965

Monthly Expense Charge in All Months                         $13.75

Mortality and Expense Risk Percentage                        0.90%
        Daily Risk Percentage                                0.0024548%

Policy Loan Interest Rate (payable in arrears)               5% annually during Policy
                                                             years 1-10 4.25% annually
                                                             in Policy years 11 and
                                                             after

Interest Credited on Loan Account                            4% annually

-------------------------------------------------------------------------------

Supplemental Benefits and Changes

Type                                 Effective Date of Coverage    Face Amount

Additional Protection Benefit Rider  January 1, 1997               $50,000
-------------------------------------------------------------------------------

                                                                         Page 4b

John Doe                                                           VL0000001

NET PREMIUM ALLOCATION PERCENTAGES (as of January 1, 1997)

MFS/Sun Life Series Trust

        Sub-Account - Capital Appreciation Series               50%
                                                              ------
        Sub-Account - Emerging Growth Series                        %
                                                              ------
        Sub-Account - Government Securities Series              50  %
                                                              ------
        Sub-Account - Total Return Series                           %
                                                              ------
        Sub-Account - World Growth Series                           %
                                                              ------
Fidelity Variable Insurance Products Fund
Fidelity Variable Insurance Products Fund II

        Sub-Account - Contrafund Portfolio                           %
                                                              ------
        Sub-Account - Equity-Income Portfolio                        %
                                                              ------
        Sub-Account - Growth Portfolio                               %
                                                              ------
        Sub-Account - High-Income Portfolio                          %
                                                              ------
        Sub-Account - Index 500 Portfolio                            %
                                                              ------
        Sub-Account - Money Market Portfolio                         %
                                                              ------
Neuberger & Berman Advisers Management Trust

        Sub-Account - Limited Maturity Bond Portfolio                %
                                                              ------
        Sub-Account - Partners Portfolio                             %
                                                              ------
JPM Series Trust II

        Sub-Account - Bond Portfolio                                 %
                                                              ------
        Sub-Account - Equity Portfolio                               %
                                                              ------
        Sub-Account - Small Company Portfolio                        %
                                                              ------
Templeton Variable Products Series Fund

        Sub-Account - Stock Fund Portfolio                           %
                                                              ------

John Doe                                                           VL0000001

DESCRIPTION OF VARIABLE ACCOUNT G SUB-ACCOUNTS

Variable Account G is divided into 17 Sub-Accounts. Each Sub-Account invests in a series, portfolio or fund of MFS/Sun Life Series Trust, Fidelity Variable Insurance Products Fund, Fidelity Variable Insurance Products Fund II, Neuberger & Berman Advisers Management Trust, JPM Series Trust II and Templeton Variable Products Series Fund. The names and investment objectives of these series, portfolios or funds follow:

MFS/SUN LIFE SERIES TRUST. MFS/Sun Life Series Trust (the "MFS Series Fund") is an open-end investment management company registered under the Investment Company Act of 1940 (a "mutual fund") organized as a Massachusetts business trust. The MFS Series Fund is managed by Massachusetts Financial Services, Inc. ("MFS"), a subsidiary of the Company. In addition, the World Growth Series is managed by the following sub-advisers: Oechsle International Advisors, L.P., an independent international investment adviser, Foreign & Colonial Management Limited ("FCM"), and Foreign & Colonial Emerging Markets Limited, a subsidiary of FCM. The MFS Series Fund is composed of nineteen independent portfolios of securities, five of which are currently available for investment by the Variable Account.

CAPITAL APPRECIATION SERIES seeks capital appreciation by investing in securities of all types, with major emphasis on common stocks.

EMERGING GROWTH SERIES seeks long term growth of capital by investing primarily (I.E., at least 80% of its assets under normal circumstances) in common stocks of emerging growth companies. Emerging growth companies include companies that MFS believes are early in their life cycle but which have the potential to become major enterprises. Dividend and interest income from portfolio securities, if any, is incidental to its objective of long-term growth of capital.

GOVERNMENT SECURITIES SERIES seeks current income and preservation of capital by investing in U.S. Government and U.S. Government-related securities.

TOTAL RETURN SERIES seeks primarily to obtain above-average income (compared to a portfolio entirely invested in equity securities) consistent with prudent employment of capital; its secondary objective is to take advantage of opportunities for growth of capital and income. Assets will be allocated and reallocated from time to time between money market, fixed income and equity securities. Under normal market conditions, at least 25% of the series' assets will be invested in fixed income securities and at least 40% and no more than 75% of its assets will be invested in equity securities.

WORLD GROWTH SERIES seeks capital appreciation by investing in securities of companies worldwide growing at rates expected to be well above the growth rate of the overall U.S. economy.

FIDELITY VIP FUND AND VIP FUND II. Variable Insurance Products Fund ("VIP Fund") and Variable Insurance Products Fund II ("VIP Fund II") are mutual funds organized as Massachusetts business trusts. VIP Fund and VIP Fund II are both managed by Fidelity Management & Research Company ("FMR"), located at 82 Devonshire Street, Boston, Massachusetts 02109. FMR is the management arm of Fidelity Investments, which was established in 1946 and is one of the largest investment management organizations in the United States. Various Fidelity companies perform activities required for the operation of VIP Fund and VIP Fund II, and affiliates of FMR may assist it in the choosing of investments for the funds. Each of the VIP Fund and VIP Fund II is composed of five portfolios of securities, for a total of 10 portfolios, of which six portfolios, in the aggregate, are available for investment under the Policy.

VIP II CONTRAFUND PORTFOLIO seeks long-term capital appreciation. Portfolio purchases will normally be common stock and securities convertible into common stock of companies believed to be undervalued due to an overly pessimistic appraisal by the public.

                                                                         Page 6a

John Doe                                                           VL0000001

VIP EQUITY-INCOME PORTFOLIO seeks reasonable income by investing primarily in income-producing equity securities. The portfolio seeks to achieve a yield in excess of the composite yield of the Standard & Poor's 500 Composite Stock Index ("S&P 500"), a recognized measure of U.S. stock market performance. At least 65% of the portfolio's assets will be invested in income-producing common or preferred stock, with the remainder normally invested in convertible and non-convertible debt obligations.

VIP GROWTH PORTFOLIO seeks capital appreciation. Portfolio purchases normally will be common stocks of both smaller, less-known companies and well-known, established companies although the investments are not restricted to any one type of security. Dividend income will only be considered if it might have an effect on stock values.

VIP HIGH INCOME PORTFOLIO seeks a high level of current income by investing in high income producing, lower-rated debt securities (sometimes called "junk bonds"), preferred stocks including convertible securities and restricted securities.

VIP II INDEX 500 PORTFOLIO seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as presented by the S&P 500. The portfolio will primarily invest in equity securities of companies that compose the S&P 500. The portfolio will also purchase short-term debt securities for cash management purposes and use various investment techniques, such as futures contracts, to adjust its exposure to the S&P 500.

VIP MONEY MARKET PORTFOLIO seeks to obtain as high a level of current income as is consistent with preserving capital and providing liquidity. The Portfolio will invest in high quality U.S. dollar-denominated money market instruments of domestic and foreign issuers.

NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST. Neuberger & Berman Advisers Management Trust ("AMT") is a mutual fund organized as a Delaware business trust. AMT is composed of seven separate portfolios (each an "AMT Portfolio"). Each AMT Portfolio invests all of its net investable assets in its corresponding series (each an "AMT Series") of Advisers Managers Trust, an open-end management investment company. All AMT Series of Advisers Managers Trust are managed by Neuberger & Berman Management Inc. Each AMT Series invests in accordance with an investment objective, policies, and limitations identical to those of its corresponding AMT Portfolio. The Policy provides for investment in shares of the two AMT Portfolios described below.

LIMITED MATURITY BOND PORTFOLIO primarily seeks the highest current income and total return consistent with low risk to principal and liquidity; and secondarily, total return. AMT Limited Maturity Bond Portfolio invests in a diversified portfolio of fixed and variable rate debt securities and seeks to increase income and preserve or enhance total return by actively managing average portfolio duration in light of market conditions and trends. This AMT Series' dollar-weighted average portfolio duration may range up to four years.

PARTNERS PORTFOLIO seeks capital growth through an investment approach that is designed to increase capital with reasonable risk. Its investment program seeks securities believed to be undervalued based on strong fundamentals such as low price-to-earning ratios, consistent cash flow, and support from asset values.

JPM SERIES TRUST II. The JPM Series Trust II ("JPM") is a mutual fund organized as a Delaware business trust. JPM is composed of five separate portfolios of securities, each of which has separate investment objectives and policies. The Policy provides for investment in the three portfolios of JPM described below.

                      1. POLICY SPECIFICATIONS (CONTINUED)

John Doe                                                           VL0000001


                                                                         Page 6b

JPM BOND PORTFOLIO seeks to provide a high total return consistent with moderate risk of capital and maintenance of liquidity by investing broadly in the fixed-income markets.

JPM EQUITY PORTFOLIO seeks to provide a high total return by investing in selected equity securities of large and mid-sized U.S. corporations with market capitalizations above $1.5 billion.

JPM SMALL COMPANY PORTFOLIO seeks to provide a high total return by investing in equity securities of companies primarily with market capitalizations of less than $2 billion.

TEMPLETON VARIABLE PRODUCTS SERIES FUND. Templeton Variable Products Series Fund ("TVPSF") is a mutual fund organized as a Massachusetts business trust. TVPSF has contracted with Templeton Investment Counsel, Inc. to manage the Templeton Stock Fund. TVPSF is composed of six separate series, each of which has separate investment objectives and policies. The Policy provides for investment in one of the series of TVPSF described below.

TEMPLETON STOCK FUND seeks capital growth through a policy of investing primarily in common stocks issued by companies, large and small, throughout the world. In pursuit of this objective, the fund will normally maintain at least 65% of its assets in common and preferred stocks.

There can be no assurance that the investment objectives of these series, portfolios or funds, or any other funds that the Variable Account may offer, will be achieved. The objectives of these series, portfolios or funds may be changed in accordance with the requirements of the Investment Company Act of 1940.


                                                                         Page 6c

                     TABLE OF DEATH BENEFIT PERCENTAGES


                    APPLICABLE                    APPLICABLE
          AGE       PERCENTAGE          AGE       PERCENTAGE

          20           250%             60           130%
          21           250%             61           128%
          22           250%             62           126%
          23           250%             63           124%
          24           250%             64           122%
          25           250%             65           120%
          26           250%             66           119%
          27           250%             67           118%
          28           250%             68           117%
          29           250%             69           116%
          30           250%             70           115%
          31           250%             71           113%
          32           250%             72           111%
          33           250%             73           109%
          34           250%             74           107%
          35           250%             75           105%
          36           250%             76           105%
          37           250%             77           105%
          38           250%             78           105%
          39           250%             79           105%
          40           250%             80           105%
          41           243%             81           105%
          42           236%             82           105%
          43           229%             83           105%
          44           222%             84           105%
          45           215%             85           105%
          46           209%             86           105%
          47           203%             87           105%
          48           197%             88           105%
          49           191%             89           105%
          50           185%             90           105%
          51           178%             91           104%
          52           171%             92           103%
          53           164%             93           102%
          54           157%             94           101%
          55           150%             95           100%
          56           146%             96           100%
          57           142%             97           100%
          58           138%             98           100%
          59           134%             99           100%

         2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

    MONTHLY RATES                  MONTHLY RATES

     UNISEX                        UNISEX
AGE  OR MALES    FEMALES      AGE  OR MALES        FEMALES

20    0.15836    0.08751      60   1.34180         0.78979
21    0.15919    0.08917      61   1.46381         0.84488
22    0.15752    0.09084      62   1.60173         0.91417
23    0.15502    0.09251      63   1.75809         1.00267
24    0.15169    0.09501      64   1.93206         1.10539
25    0.14752    0.09668      65   2.12283         1.21731
26    0.14419    0.09918      66   2.32623         1.33511
27    0.14252    0.10168      67   2.54312         1.45461
28    0.14169    0.10501      68   2.77350         1.57247
29    0.14252    0.10835      69   3.02328         1.69955
30    0.14419    0.11251      70   3.30338         1.84590
31    0.14836    0.11668      71   3.62140         2.02325
32    0.15252    0.12085      72   3.98666         2.24419
33    0.15919    0.12502      73   4.40599         2.51548
34    0.16669    0.13168      74   4.87280         2.83552
35    0.17586    0.13752      75   5.37793         3.19685
36    0.18670    0.14669      76   5.91225         3.59370
37    0.20004    0.15752      77   6.46824         4.01942
38    0.21505    0.17003      78   7.04089         4.47410
39    0.23255    0.18503      79   7.64551         4.97042
40    0.25173    0.20171      80   8.30507         5.52957
41    0.27424    0.22005      81   9.03761         6.17118
42    0.29675    0.23922      82   9.86724         6.91414
43    0.32260    0.25757      83   10.80381        7.77075
44    0.34929    0.27674      84   11.82571        8.72632
45    0.37931    0.29675      85   12.91039        9.76952
46    0.41017    0.31677      86   14.03509       10.89151
47    0.44353    0.33761      87   15.18978       12.08770
48    0.47856    0.36096      88   16.36948       13.35774
49    0.51777    0.38598      89   17.57781       14.70820
50    0.55948    0.41350      90   18.82881       16.15259
51    0.60870    0.44270      91   20.14619       17.71416
52    0.66377    0.47523      92   21.57655       19.43814
53    0.72636    0.51276      93   23.20196       21.40786
54    0.79730    0.55114      94   25.28174       23.83051
55    0.87326    0.59118      95   28.27411       27.16158
56    0.95591    0.63123      96   33.10677       32.32378
57    1.04192    0.66961      97   41.68475       41.21204
58    1.13378    0.70633      98   58.01259       57.81394
59    1.23235    0.74556      99   83.33333       83.33333

                        3. DEFINITIONS


ACCOUNT VALUE: The sum of the amounts in each Sub-Account of the Variable Account with respect to the Policy, and the amount of the Loan Account.

ANNIVERSARY: The same day in each succeeding year as the day of the year corresponding to the Issue Date.

APPLICATION: Your application for the Policy, a copy of which is attached hereto and incorporated herein.

ATTAINED AGE: The Insured's Issue Age plus the number of completed Policy Years.

BENEFICIARY: The person or entity entitled to receive the Policy Proceeds as they become due at death.

BUSINESS DAY:  Any day that We are open for business.

CASH SURRENDER VALUE: The Account Value decreased by the balance of any outstanding Policy Debt, increased by the Sales Load Refund at Surrender, if any.

CLASS: The risk, underwriting and substandard table rating, if any, classification of the Insured, as specified in Section 1.

COMPANY:  Sun Life Assurance Company of Canada (U.S.).

DAILY RISK PERCENTAGE: The daily rate for deduction of the mortality and expense risk charge as specified in Section 1.

DUE PROOF: Such evidence as We may reasonably require in order to establish that Policy Proceeds are due and payable.

EFFECTIVE DATE OF COVERAGE: Initially, the Investment Start Date; with respect to any increase in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

EXPENSE CHARGES APPLIED TO PREMIUM: The expense charges applied to Premium, consisting of the charges for premium tax, the Federal deferred acquisition cost ("DAC") tax, and the sales load as specified in Section 1.

FUND:  A mutual fund in which a Sub-Account invests.

GENERAL ACCOUNT: The assets held by Us, other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

INSURED:  The person on whose life the Policy is issued.

INVESTMENT START DATE: The date the first Premium is applied, which will be the later of the Issue Date, the Business Day We approve the application for a Policy, or the Business Day We receive a Premium equal to or in excess of the Minimum Premium.

ISSUE AGE:  The Insured's age as of the Insured's birthday nearest the Issue
Date.

ISSUE DATE: The date specified as such in Section 1, from which Anniversaries, Policy Years, and Policy Months are measured.

LOAN ACCOUNT: An account established for the Policy, the value of which is the principal amount of any outstanding loan against the Policy, plus credited interest thereon.

MATURITY: The Anniversary on which the Insured's Attained Age is 100. If the Insured is living and the Policy is in force on this date, the Cash Surrender Value is payable to You. It is possible that insurance coverage may not continue to Maturity as described in the Insufficient Value Provision of Section 9, even if Planned Periodic Premiums are paid in a timely manner.

MINIMUM PREMIUM:  The Premium amount specified as such in Section 1.

MONTHLY ANNIVERSARY DAY: The same day in each succeeding month as the day of the month corresponding to the Issue Date.

MONTHLY COST OF INSURANCE: A deduction made on a monthly basis for the insurance coverage provided by the Policy, as specified in Section 9.

MONTHLY EXPENSE CHARGE: A per Policy deduction made on a monthly basis for administration and other expenses as specified in Section 1.

MORTALITY AND EXPENSE RISK PERCENTAGE: The annual percentage rate deducted from the Account Value in the Sub-Accounts for the mortality and expense risk charge as specified in Section 1. This annual rate is converted to a daily rate, the Daily Risk Percentage, and deducted from the Account Value on a daily basis.

NET PREMIUM: The amount You pay as the Premium less the Expense Charges Applied to Premium.

OUR PRINCIPAL OFFICE:  Sun Life Assurance Company of Canada (U.S.) (Attn:
Corporate Markets), One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02181, or such other address as We may hereafter specify to You by written notice.

OWNER: The person, persons or entity entitled to the ownership rights stated in the Policy while the Insured is alive.

PARTIAL SURRENDER: A surrender of a portion of the Account Value in exchange for a payment to the Owner in accordance with the terms of Section 10.

POLICY: This life insurance contract, including the attached copy of the Application and any attached copies of supplemental applications for increases in the face amount.

POLICY DEBT: The principal amount of any outstanding loan against the Policy, plus accrued but unpaid interest on such loan.

POLICY MONTH: A policy month is a one-month period commencing on the Issue Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

POLICY PROCEEDS: The amount determined in accordance with the terms of the Policy which is payable at the death of the Insured prior to Maturity. This amount is the Death Benefit as described in Section 8, decreased by the amount of any outstanding Policy Debt, and increased by the amounts payable under any supplemental benefits.

POLICY YEAR: A Policy Year is a one-year period commencing on the Issue Date or any Anniversary and ending on the next Anniversary.

PREMIUM: An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by the Policy.

SALES LOAD REFUND AT SURRENDER: The portion of any Premium paid in the Policy Year of surrender which is refunded upon Surrender in the first three Policy Years, determined in the manner specified in Section 1.

SERVICE CENTER: The office specified in Section 1 or such other service center or address as We may hereafter specify to You by written notice.

SPECIFIED FACE AMOUNT: The amount of life insurance coverage You request as specified in Section 1.

SUB-ACCOUNTS: Sub-accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You.

TARGET PREMIUM: The amount of Premium specified as such in Section 1. The sales load deduction and the Sales Load Refund at Surrender vary depending on whether Premiums paid in the given Policy Year are below or above the Target Premium.

UNIT: A unit of measurement that We use to calculate the value of each Sub-Account.

UNIT VALUE:  The value of each Unit of assets in a Sub-Account.

VALUATION DATE: Any day that benefits vary and on which the New York Stock Exchange, We, and the relevant Fund are open for business. A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission Rules and Regulations.

VALUATION PERIOD: The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

VARIABLE ACCOUNT: Sun Life Assurance Company of Canada (U.S.) Variable Account G, a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company (also referred to as "Variable Account G").

WE, OUR and US: We, Our and Us refer to Sun Life Assurance Company of Canada (U.S.).

YOU and YOUR: In this Policy, You and Your refer to the Owner of the Policy. In the Application, You and Your refer to the proposed Insured.

                         4.  GENERAL PROVISIONS

ENTIRE CONTRACT. Your entire contract with Us consists of the Policy, including the attached copy of the Application and any attached copies of supplemental applications for increases in the face amount. Any illustrations prepared in connection with the Policy do not form a part of Our contract with You and are intended solely to provide information about possible future performance, based solely upon data available at the time such illustrations are prepared.

ALTERATION. Sales Representatives do not have the authority to either alter or modify the Policy or to waive any of its provisions. The only persons with this authority are Our president, actuary, secretary, or one of Our vice presidents.


MODIFICATION.  Upon notice to You, We may modify the Policy if such modification
(1) is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of the Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes or otherwise changes Sub-Account options. We also reserve the right to modify certain provisions of the Policy as stated in those provisions. In the event of any such modification, We may make appropriate amendment to the Policy to reflect such modification.

ASSIGNMENTS. During the lifetime of the Insured, You may assign all or some of Your rights under the Policy. All Assignments must be filed at Our Service Center and must be in written form satisfactory to Us. The Assignment will then be effective as of the date You signed the form, subject to any action taken before it was received by Us at Our Service Center. We are not responsible for the validity or legal effect of any Assignment.

CONVERSION. You may convert the Policy into a flexible premium universal life policy offered by Sun Life Assurance Company of Canada during the first 24 months after the Issue Date while the Policy is in force. Choice of a new policy is subject to Our approval and will be restricted to those policies that offer the same Class and rating as the Policy. The new policy will be issued with the same Class and rating as the Policy without evidence of the Insured's insurability. The conversion provision does not apply to any riders or supplemental benefits that may be attached to the Policy. Riders or supplemental benefits will terminate automatically when the Policy is converted.

NONPARTICIPATING.  The Policy does not pay dividends.

MISSTATEMENT OF AGE OR SEX (NON-UNISEX POLICY). If the age or (in the case of a Non-Unisex Policy) sex of the Insured is stated incorrectly in the Application, the amounts payable by Us will be adjusted as follows:

- Misstatement discovered at death: The Death Benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or (for a Non-Unisex Policy) Sex.

- Misstatement discovered prior to death: The Account Value will be recalculated from the Issue Date using the Monthly Cost of Insurance Rates based on the correct age or (for a Non-Unisex Policy) Sex.

If Your Policy is Unisex, it is so indicated in Section 1.

SUICIDE. If the Insured, whether sane or insane, commits suicide within two years after the Issue Date, We will not pay any part of the Policy Proceeds. We will refund to You the Premiums paid, less the amount of any Policy Debt and any Partial Surrenders.

INCONTESTABILITY. All statements made in the Application or in a supplemental application are representations and not warranties. We relied and will rely on these statements when approving the issuance, increase in face amount, increase in Death Benefit over Premium paid, or change in Death Benefit Option of the Policy. No statement can be used by Us in defense of a claim unless the statement was made in the Application or in a supplemental application. In the absence of fraud, after the Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9. However, any increase in the face amount which is effective after the Issue Date will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the Effective Date of Coverage of such increase. Any increase in Death Benefit over Premium paid or increase in Death Benefit due to a Death Benefit Option change will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the date of the increase.

REPORT TO OWNER. We will send You a report at least once each Policy Year. The report will show current Policy values, Premiums paid, and deductions made since the last report. It will also show the balance of any outstanding Policy loans and accrued interest on such loans. There is no charge for this report.

ILLUSTRATIONS. Upon request, We will provide You with an illustration of future Account Value and Death Benefits. This illustration will be furnished to You for a nominal fee not to exceed $25.

                     5.  RIGHTS OF OWNERS AND BENEFICIARIES

RIGHTS OF OWNER. While the Insured is alive, unless You have assigned any of these rights, You may:

-   transfer ownership to a new Owner;

- name a contingent Owner who will automatically become the Owner of the Policy if You die before the Insured;

-   change or revoke a contingent Owner;

-   change or revoke a Beneficiary;

-   exercise all other rights in the Policy;

- increase or decrease the Specified Face Amount, subject to the other Provisions of the Policy;

- change the Death Benefit Option, subject to the Changes in the Death Benefit Option Provisions of Section 8 of the Policy.

When You transfer Your rights to a new Owner, You automatically revoke any prior contingent Owner designation. When You want to change or revoke a prior Beneficiary designation, You have to specify that action. You do not affect a prior Beneficiary when You merely transfer ownership, or change or revoke a contingent Owner designation.

PROCEDURE. You do not need the consent of a Beneficiary or a contingent Owner in order to exercise any of Your rights. However, You must give Us written notice of the requested action. The request must be filed at Our Service Center and must be in written form satisfactory to Us. Your request will then, except as otherwise specified herein, be effective as of the date You signed the form, subject to any action taken before it was received by Us at Our Service Center.

RIGHTS OF BENEFICIARY. The Beneficiary has no rights in the Policy until the death of the Insured. If a Beneficiary is alive at that time, the Beneficiary will be entitled to payment of the Policy Proceeds as they become due.

                            6.  THE VARIABLE ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets. We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under the Policy, including the promise to make all benefit payments, are Our general corporate obligations.

At Our election, and subject to any necessary vote by those having voting rights, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940. It may be registered under the Investment Company Act of 1940 or deregistered in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, We may make appropriate amendment to the contract to reflect the change and take such other action as may be necessary and appropriate to effect the change.

SUB-ACCOUNTS. The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account corresponds to an investment choice described in Section 1. Each Sub-Account invests exclusively in a different investment portfolio. Income, gains and losses, whether or not realized, from the assets of each Sub-Account are credited or charged against that Sub-Account without regard to income, gains or losses in other Sub-Accounts of the Variable Account. All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate. Deductions and surrenders from the Variable Account will, in effect, be made by redeeming the number of Fund shares at net asset value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS. Shares of any or all of the portfolios may not always be available for purchase by the Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate. In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for Portfolio shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that these substitutions have been approved by the Securities and Exchange Commission. In addition, the investment policies of the Sub-Accounts will not be changed without the approval of the Insurance Commissioner of the State of Delaware. We also reserve the right to eliminate or combine existing Sub-Accounts or to transfer assets between Sub-Accounts. In the event of any substitution or other act pursuant to this provision, We may make appropriate amendment to the Policy to reflect the substitution.

TRANSFERS BETWEEN SUB-ACCOUNTS. Subject to Our rules as they may exist from time to time and to any limits that may be imposed by the Funds, including those set forth in Section 1, You may at any time transfer to another Sub-Account all or a portion of the Account Value allocated to a Sub-Account. We will make transfers pursuant to an authorized written or telephone request to the Service Center. Telephone requests will be honored only if We have a properly completed telephone authorization form for You on file. We and Our agents and affiliates will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures We follow for transactions initiated by telephone include requirements that You identify yourself by name and identify a personal identification number.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Sub-Account's value from which the transfer will be made. If You request a transfer based on a specified percentage of the Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Sub-Account's value at the time the request is received.

Transfer privileges are subject to Our consent. We reserve the right to impose limitations on transfers, including, but not limited to: (1) the minimum amount that may be transferred; and (2) the minimum amount that may remain in a Sub-Account following a transfer from that Sub-Account.

                                  7.  PREMIUMS

All Premium payments are payable to Us, and should be mailed to Our Principal Office.

PLANNED PERIODIC PREMIUMS. While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our Premium limits. Except as otherwise provided herein, the billing period must be annual or semi-annual. We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below. However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits, and You may skip a planned payment or make unscheduled payments. You may change Your planned payment schedule or the billing period, subject to Our approval. Depending on the investment performance of the Sub-Accounts You select, the planned periodic Premium may not be sufficient to keep the Policy in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of Your Policy. We will suspend reminder notices at Your written request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period). We will notify You prior to suspending reminder notices.

PREMIUM. We reserve the right to limit the number of Premium payments We accept on an annual basis. No Premium payment may be less than $100 without Our consent, although We will accept a smaller Premium payment if it is necessary to keep Your Policy in force. We reserve the right not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received. Evidence of insurability satisfactory to Us may be required before We accept such a Premium.

If the Death Benefit Compliance Test You have specified is the Guideline Premium Test, We will not accept Premium payments that would, in Our opinion, cause the Policy to fail to qualify as life insurance under that test. Maximum Premium limits for each year (based on reasonable industry interpretations) will be shown in Your annual report. If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits, and will refund the remainder to You.

NET PREMIUMS. The Net Premium is the amount You pay as the Premium less the Expense Charges Applied to Premium. The Expense Charges Applied to Premium are the sum of (1), (2) and (3) where (1) equals the premium tax percentage applied to all Premium, (2) equals the DAC tax percentage applied to all Premium, and
(3) equals the sales load percentages applied to the appropriate amount of Premium paid during the Policy Year. The DAC tax and premium tax will be determined by Us from time to time based on Our expectations of future federal, state and local taxes. However, the DAC tax and premium tax will not be greater than that specified in Section 1. The sales load percentages are specified in
Section 1.

ALLOCATION OF NET PREMIUM. Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You. Your initial allocation percentages are shown in
Section 1. There are no limitations concerning the number of Sub-Accounts to which Net Premium may be allocated, but the minimum allocation for any Sub-Account to which You choose to allocate Account Value is 5% of Net Premium, and percentages must be in whole numbers.

You may change the allocation percentages at any time pursuant to written or telephone request to the Service Center. Telephone requests will be honored only if We have a properly completed telephone authorization form for You on file. We and Our agents and affiliates will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures We follow for transactions initiated by telephone include requirements that You identify yourself by name and identify a personal identification number.

An allocation change will be effective as of the date the Service Center receives the request for that change.

MODIFIED ENDOWMENT CONTRACT. At the time a Premium is received that would, in Our opinion, cause the Policy to become a modified endowment contract based on reasonable industry interpretations of Section 7702A of the Internal Revenue Code, We will so notify You and will not credit the Premium unless We have received specific instructions from You to do so. If such instructions are not received within 24 hours of the date we send You notification, the Premium will be immediately returned to You.

                                8.  DEATH BENEFIT

DEATH BENEFIT COMPLIANCE TEST. The Death Benefit Compliance Test, as specified by You in the Application, is either The Cash Value Accumulation Test or The Guideline Premium Test, as shown in Section 1. The choice You make determines the Death Benefit Percentages as shown in Section 2. Once selected, this test may not be changed to another test.

DEATH BENEFIT and DEATH BENEFIT OPTION. The Death Benefit depends upon the Death Benefit Option in effect at that time. The Death Benefit Option in effect on the Issue Date is specified in Section 1. The two options are:

Option A - Specified Face Amount. The Death Benefit is the greater of the Specified Face Amount, or the Account Value multiplied by the applicable Death Benefit Percentage.

Option B - Specified Face Amount plus Account Value. The Death Benefit is the greater of the Specified Face Amount plus the Account Value, or the Account Value multiplied by the applicable Death Benefit Percentage. Option B is not available if the Death Benefit Compliance Test specified in Section 1 is The Cash Value Accumulation Test.

At any time the Death Benefit is defined as the Account Value multiplied by the applicable Death Benefit Percentage, and the Death Benefit less the Account Value exceeds the Total Face Amount specified in Section 1, We reserve the right to distribute Account Value to You as a Partial Surrender to the extent necessary so that the Death Benefit less the Account Value equals the Total Face Amount. You will not have the option of providing evidence of insurability to maintain Your level of Death Benefit.

The Policy Proceeds will be paid as they become due upon the death of the Insured prior to Maturity. We will make payment when We receive Due Proof of
that death.   The Death Benefit used to determine Policy Proceeds is based on the Specified Face Amount and Account Value in effect on the date of death.

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CHANGES IN SPECIFIED FACE AMOUNT.  After the end of the first Policy Year, You may change the Specified Face Amount.  You must send Your request for a change
to Our Service Center, in writing.   Each such change will be effective on the
Effective Date of Coverage for change.

DECREASES IN SPECIFIED FACE AMOUNT. The Specified Face Amount may not decrease to less than the Minimum Specified Face Amount specified in Section 1. A decrease in Specified Face Amount may not decrease the Policy's Total Face Amount to an amount less than the Minimum Total Face Amount specified in Section
1. A decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

-      first, to the most recent increase;

- second, to the next most recent increases, in reverse chronological order; and

-      finally, to the initial Specified Face Amount.

INCREASES IN SPECIFIED FACE AMOUNT.    An increase in the Specified Face Amount
is subject to Our underwriting rules in effect at the time of the increase. You may be required to submit evidence of the Insured's insurability satisfactory to Us.

CHANGES IN THE DEATH BENEFIT OPTION. You may change the Death Benefit Option if the Death Benefit Compliance Test specified in Section 1 is the Guideline Premium Test. You may not change the Death Benefit Option if the Death Benefit Compliance Test specified in Section 1 is the Cash Value Accumulation Test. Changes in the Death Benefit Option are subject to Our underwriting rules in effect at the time of change. Requests for a change must be made in writing to Our Service Center. The effective date of the change will be the Policy Anniversary on or next following the date of receipt of Your request.

If the Death Benefit Option change is from Option B to Option A, the Specified Face Amount will be increased by the Account Value. If the Death Benefit Option change is from Option A to Option B, the Specified Face Amount will be reduced by the Account Value. In either case, the amount of the Death Benefit at the time of change will not be altered, but the change in Death Benefit Option will affect the determination of the Death Benefit from that point on.

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                                9.  ACCOUNT VALUE

ACCOUNT VALUE. The Account Value is the sum of the amounts in each Sub-Account of the Variable Account with respect to the Policy, plus the amount of the Loan Account. The Account Value varies depending upon the Premiums paid, Expense Charges Applied to Premium, Mortality and Expense Risk Percentage deductions, Monthly Expense Charges, Monthly Cost of Insurance charges, Policy loans and loan repayments, Partial Surrenders, fees, and the Net Investment Factor for the Sub-Accounts to which Your Account Value is allocated.

We measure the amounts in the Sub-Accounts in terms of Units and Unit Values.
On any given date, the amount You have in a Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Sub-Account. Amounts allocated to a Sub-Account will be used to purchase Units of that Sub-Account. Units are redeemed when You make Partial Surrenders, undertake Policy loans or transfer amounts from a Sub-Account, and for payment of the mortality and expense risk charge, the Monthly Expense Charge, and the Monthly Cost of Insurance charge. The number of Units of each Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Sub-Account. The Unit Value for each Sub-Account is established at $10.00 for the first Valuation Date. The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below). The Unit Value of a Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable written or telephonic request is received at the Service Center. If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

ACCOUNT VALUE IN THE SUB-ACCOUNTS. The Account Value attributable to each Sub-Account of the Variable Account on the Investment Start Date equals:

-    that portion of Net Premium received and allocated to the Sub-Account, less

- the Monthly Expense Charges due on the Issue Date and subsequent Monthly Anniversary Days through the Investment Start Date, less

- the Monthly Cost of Insurance deductions due from the Issue Date through the Investment Start Date.

The Account Value attributable to each Sub-Account of the Variable Account on subsequent Valuation Dates is equal to:

- the Account Value attributable to the Sub-Account on the preceding Valuation Date multiplied by that Sub-Account's Net Investment Factor, less the Daily Risk Percentage multiplied by the number of days in the Valuation Period multiplied by the Account Value in the Sub-Account, plus

- that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

- any amounts transferred by You to the Sub-Account from another Sub-Account during the current Valuation Period, plus

- that portion of any loan repayment allocated to the Sub-Account during the current Valuation Period, plus

- that portion of any interest credited on the Loan Account which is allocated to the Sub-Account during the current Valuation Period, less

- any amounts transferred by You from the Sub-Account to another Sub-Account during the current Valuation Period, less

- that portion of any Partial Surrenders deducted from the Sub-Account during the current Valuation Period, less

- that portion of any Policy loan transferred from the Sub-Account to the Loan Account during the current Valuation Period, less

- if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Expense Charge for the Policy Month just beginning charged to the Sub-Account, less

- if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance for the Policy Month just ending charged to the Sub-Account, less

- if You Surrender during the current Valuation Period, that portion of the pro-rata Monthly Cost of Insurance for the Policy Month charged to the Sub-Account.

NET INVESTMENT FACTOR. The Net Investment Factor for each Sub-Account for any Valuation Period is determined by dividing (1) by (2) where:

     (1) is the net result of:

          (I) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

          (II) the per share amount of any dividend or other distribution declared on Fund shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

          (III) a per share credit or charge with respect to any taxes reserved for by the Company, or paid by the Company if not previously reserved for, during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account; and

     (2) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period.

LOAN ACCOUNT. The Loan Account is an account established for the Policy, the value of which is the principal amount of any outstanding Policy loan against the Policy, plus credited interest thereon.

The Account Value in the Loan Account is zero on the Investment Start Date.

The Account Value in the Loan Account on any day after the Investment Start Date equals:

- the Account Value in the Loan Account on the preceding day credited with interest at the Interest Credited on Loan Account rate specified in Section 1, plus

- any amount transferred from Sub-Accounts to the Loan Account for Policy loans requested on that day, less

-    any loan repayments made on that day, less

- if that day is a Policy Anniversary, any amount transferred to the Sub-Accounts by which the Account Value in the Loan Account exceeds the outstanding Policy loan.

DAILY RISK PERCENTAGE. The Daily Risk Percentage will be determined by Us from time to time based on Our expectations of future interest, mortality experience, persistency, expenses and taxes. However, the Daily Risk Percentage will not be greater than that specified in Section 1.

MONTHLY EXPENSE CHARGE. The Monthly Expense Charge will be determined by Us from time to time based on Our expectations of future expenses. However, the Monthly Expense Charge will not be greater than that shown in Section 1. The Monthly Expense Charge deduction will be allocated among Sub-Accounts in the same proportion that the Account Value attributable to each Sub-Account bears to the aggregate Account Value of all Sub-Accounts immediately prior to the deduction.

MONTHLY COST OF INSURANCE. We deduct a Monthly Cost of Insurance charge from Your Account Value to cover anticipated costs of providing insurance coverage. This charge is made, in arrears, at the end of each Policy Month. If You Surrender the Policy on any day other than a Monthly Anniversary Day, a pro-rata charge will be made. The Monthly Cost of Insurance deduction will be allocated among the Sub-Accounts in the same proportion that the Account Value in each Sub-Account bears to the total Account Value less the Loan Account immediately prior to the deduction.

The Monthly Cost of Insurance equals the sum of (1), (2) and (3) where

     (1) is the Monthly Cost of Insurance Rate (described below) multiplied by the Net Amount at Risk divided by 1,000; the Net Amount at Risk equals the Death Benefit at the end of the Policy Month before the deduction of the Monthly Cost of Insurance less the Account Value at the end of the Policy Month before the deduction of the Monthly Cost of Insurance;

     (2) is the monthly rider cost for any riders which are a part of the Policy (with the monthly rider cost, if any riders are added, as described in the rider itself); and

     (3) is the Flat Extra specified in Section 1 of the Policy, times the Total Face Amount divided by 1000, if applicable.

The Account Value deduction occurs first to the initial Total Face Amount and second to successive increases.

MONTHLY COST OF INSURANCE RATES. The Monthly Cost of Insurance Rates are based on the length of time the Policy has been in force and the Insured's Sex (in the case of Non-Unisex Policies), Issue Age, Class and table rating, if any. The Monthly Cost of Insurance Rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality, persistency, interest rates, expenses and taxes. However, the Monthly Cost of Insurance Rates will not be greater than those shown in Section 2.

BASIS OF COMPUTATION. Guaranteed Maximum Monthly Cost of Insurance Rates are based on the 1980 Commissioner's Standard Ordinary Mortality Table A for Male and Unisex Policies and Table G for Female Non-Unisex Policies. We have filed a detailed statement of Our methods for computing Account Value with the insurance department in the jurisdiction where the Policy was delivered.

INSUFFICIENT VALUE. If on a Valuation Date the Account Value less the outstanding Policy Debt is less than or equal to zero, then the Policy will terminate for no value, subject to the Grace Period provision.

GRACE PERIOD. If, on a Valuation Date, the Policy will terminate by reason of insufficient value, We will allow a grace period. This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to cover the deductions from the Account Value. These deductions include the Monthly Cost of Insurance and the Monthly Expense Charge. Notice of Premium due will be mailed to Your last known address or the last known address of any assignee of record. We will assume that Your last known address is the address shown on the Application (or notice of assignment), unless We receive written notice of a change in address in a form satisfactory to Us. If the Premium due is not paid within 61 days after the beginning of the Grace Period, then the Policy and all rights to benefits will terminate without value at the end of the 61 day period. The Policy will continue to remain in force during this Grace Period. If the Policy Proceeds become payable by Us during the Grace Period, then any overdue Monthly Cost of Insurance and Monthly Expense Charge will be deducted from the amount payable by Us.

SPLITTING UNITS. We reserve the right to split or combine the value of Units. In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Policy.

                              10.  POLICY BENEFITS

BENEFITS AT DEATH. The Policy Proceeds will be paid as they become due upon the death of the Insured prior to Maturity, in accordance with Section 8.

CASH SURRENDER VALUE.   The Cash Surrender Value is the Account Value decreased
by the balance of any outstanding Policy Debt, increased by the Sales Load Refund at Surrender described in Section 1.

SURRENDER. You may Surrender the Policy for the Cash Surrender Value at any time.

PARTIAL SURRENDER. You may make a Partial Surrender of the Policy once each Policy Year after the first Policy Year by written request to Our Service Center. The maximum amount of any Partial Surrender is the Account Value decreased by the balance of any outstanding Policy Debt. Unless You provide evidence satisfactory to Us that the Insured is still insurable, the Total Face Amount will be reduced to the extent necessary so that (1) does not exceed (2) where

          (1) is the Death Benefit increased by the amounts payable under supplemental benefits less the Account Value immediately after the Partial Surrender; and

          (2) is the Death Benefit increased by the amounts payable under supplemental benefits less the Account Value immediately before the Partial Surrender.

If You provide such evidence, You will have the option of keeping the Death Benefit equal to what it was immediately prior to the Partial Surrender. The Specified Face Amount remaining in force after the Partial Surrender must be no lower than the Minimum Specified Face Amount shown in Section 1. A Partial Surrender may not decrease the Policy's Total Face Amount shown in Section 1 to an amount less than the Minimum Total Face Amount shown in Section 1.

ALLOCATION OF PARTIAL SURRENDER. You may allocate the Partial Surrender among the Sub-Accounts of the Variable Account. If You do not specify the allocation, then the Partial Surrender will be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the aggregate Account Value of all Sub-Accounts on the date of the Partial Surrender.

POLICY LOAN. You may request a Policy loan of up to 90% of the Policy's Account Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made. Account Value equal to the Policy loan will be transferred from the Sub-Accounts to the Loan Account on the date the Policy loan is made. You may allocate the Policy loan among the Sub-Accounts. If You do not specify the allocation, then the Policy loan shall be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the aggregate Account Value of all Sub-Accounts immediately prior to the loan.

Interest on the Policy loan will accrue daily at the policy loan interest rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Policy Anniversary. Any unpaid interest will be added to the principal amount as an additional Policy loan and will bear interest at the same rate and in the same manner as the prior Policy loan.

All funds We receive from You will be credited to Your Policy as Premium unless We have received written notice, in form satisfactory to Us, that the funds are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. We will accept repayment of any Policy loan at any time before Maturity. The amount of the loan repayment up to the outstanding balance of the Policy loan will be transferred from the Loan Account to the Sub-Accounts. You may allocate the loan repayment among the Sub-Accounts. If You do not specify the allocation, then the loan repayment shall be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the total Account Value less the Loan Account immediately prior to the loan repayment.

DEFERRAL OF PAYMENT. We will usually pay any amount due from the Variable Account within seven days after the Valuation Date following Our receipt of written notice giving rise to such payment or, in the case of death of the Insured, Due Proof of such death. Any special conditions that apply to a Sub-Account are specified in the description of the Sub-Account in Section 1. Payment of any amount payable from the Variable Account on death, Surrender, Partial Surrender, or Policy loan may be postponed whenever:

- the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted,

- the Securities and Exchange Commission, by order, permits postponement for the protection of Policy Owners, or

- an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

TERMINATION. The Policy terminates on the earlier of the date We receive Your request to Surrender, the expiration date of the Grace Period due to insufficient value, the date of death of the Insured, or the date of Maturity.